UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

September 29, 2010
Date of Report (Date of earliest event reported)

Searchlight Minerals Corp.
(Exact name of Registrant as specified in its charter)

Nevada	000-30995	98-0232244
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

#120 – 2441 West Horizon Ridge Pkwy., Henderson, Nevada 89052
(Address of principal executive offices)
(Zip Code)

(702) 939-5247
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	OTHER EVENTS.

On September 29, 2010, each of Carl S. Ager and Robert D. McDougal, who are directors of Searchlight Minerals Corp. (the “Company”), and Ian R. McNeil, who is a former director and Chief Executive Officer of the Company, entered into Rule 10b5-1 trading plans.

The trading plans are agreements between each of Mr. Ager, Mr. McDougal and Mr. McNeil and their respective brokers to sell the following number of shares of common stock of the Company:

Stockholder	No. of Shares Subject to Trading Plan

Carl S. Ager	251,969

Robert D. McDougal	500,000

Ian R. McNeil	500,000

Shares will be sold under the plans on the open market at prevailing market prices and subject to minimum price thresholds specified in the plans.  The plans were executed during the Company’s window period at a time when each of the persons represented that he was not in possession of material, non-public information about the Company, and is in compliance with the Company's trading policy for insiders and the provisions of Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  Any transactions under the plans will be disclosed through each person’s Form 4 filings, if required by applicable law, with the Securities and Exchange Commission (the “SEC”).  Each of the trading plans terminates on November 19, 2010.

Each of these persons informed us that he will be selling shares of the Company’s common stock in the near future under his plan and he intends to use the proceeds from sales of his shares to pay the exercise price of $0.44 per share and the taxes on all of his stock options which are set to expire on November 21, 2010, and further that he intends only to sell that number of shares which will be sufficient to generate the amount of proceeds necessary to pay the exercise price and the taxes on the stock options, and to stop selling under the plan after he has received such amount of proceeds from the sales.

Carl S. Ager filed a Form 144 with the SEC on September 24, 2010 with respect to the proposed sale of up to 407,594 shares, and the 251,969 shares in the chart above reflect the remaining shares available for sale, as of October 1, 2010, in accordance with the Form 144 filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SEARCHLIGHT MINERALS CORP.

Dated: October 4, 2010	By:	/s/ Martin B. Oring
Martin B. Oring
President